Exhibit 99.1

Inventergy Secures $11 Million Financing by Fortress Investment Group

CAMPBELL, CA—October 1, 2014 – Inventergy Global, Inc. (NASDAQ: INVT) ("Inventergy") is pleased to announce the consummation of an $11 million financing deal by Fortress Investment Group. Inventergy obtained $10 million from debt financing and $1 million from sale of restricted common stock at $2.00 per share, with a potential option for $5 million in further financing. Proceeds of this financing will be applied towards the repayment of existing debt obligations and general working capital. Additional information about the terms of the financing will be filed with the Securities Exchange Commission and available at www.sec.gov.

Joe Beyers, Chairman and CEO of Inventergy said, “This agreement is a significant milestone for Inventergy that enhances our balance sheet and provides us with cash reserves to further drive our IP Monetization efforts. We are also excited about the new relationship with the Fortress Investment Group, which is an IP –savvy investor with deep connections among the broader IP transaction community.”

Cautionary Statement Regarding Forward-Looking Statements

This press release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. These statements may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek" and similar expressions and include any projections or estimates set forth herein. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Inventergy and our management team, are inherently uncertain. A more complete description of these risks and uncertainties can be found in our filings with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Inventergy Global, Inc.

Inventergy Global, Inc. is a Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing the patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy Global, visit www.inventergy.com.

Contact:

For further investor and media information contact:

Investors:

Chris Camarra

Director, Investor Relations

Inventergy, Inc.

chris@inventergy.com

212-260-0579

Robert Haag

Managing Partner

IRTH Communications

Robert@irthcommunicaitons.com

866-976-4784